Exhibit 10.1
CENTRUE FINANCIAL CORPORATION.
NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN
     Centrue Financial Corporation (the “Company”), hereby adopts the Centrue Financial Corporation Non-Employee Directors’ Deferred Compensation Plan (the “Plan”), for the benefit of its non-employee Directors and the non-employee Directors of its subsidiaries. The Plan is an unfunded arrangement for the benefit of non-employee Directors and is intended to be exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan is effective as of January 1, 2007.
ARTICLE 1.
DEFINITIONS
1.01	Account. The bookkeeping account established for each Participant as provided in Section 5.01 hereof.

1.02	Administrator. Such person or entity as determined by the Board, and in the absence of such determination, the Company.

1.03	Bank. Centrue Bank.

1.04	Board. The Board of Directors of the Company.

1.05	Change of Control. Any one of:
(a)	The consummation of the acquisition by any person (as such terms is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company;

(b)	Within any twelve (12) month period, a majority of the members of the Board is replaced by individuals whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election; or

(c)	Consummation of: (1) a merger or consolidation to which the Company is a party if the stockholders of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Company’s voting securities outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or sale or other disposition of all or substantially all of the assets of the Company or the Bank.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because thirty-five percent (35) or more of the combined voting power of the Company’s then outstanding voting securities is acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

Notwithstanding the foregoing, no event described in this Section 1.05 shall be considered a Change of Control, unless the event also constitutes a change in the ownership or effective control pursuant to Code Section 409A(a)(2)(A)(v) and the regulatory guidance promulgated thereunder.
1.06	Code. The Internal Revenue Code of 1986, as amended.

1.07	Deferrals. The portion of the Fees that a Participant elects to defer in accordance with Section 3.01 hereof.

1.08	Deferral Date. The date of the Deferrals will be credited to the Director’s Account, which date shall be the date it would otherwise have been payable to the Director.

1.09	Deferral Election. The separate written agreement, submitted to the Administrator, by which a Director elects to participate in the Plan and to make Deferrals.

1.10	Director. Any person serving on the Board of the Company or the Bank and who is not an employee of the Company or the Bank in any capacity.

1.11	Disability. A Participant shall be considered disabled if the participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

1.12	Effective Date. January 1, 2007.

1.13	Fees. The participant’s earned director fee remuneration for serving as a Director of the Company or the Bank, including any fees for committee participation.

1.14	Participant. A Director who is a Participant as provided in ARTICLE 2.

1.15	Plan Year. January 1 to December 31.

1.16	Retirement. Retirement shall occur upon the termination of a Participant’s service, voluntary or involuntary, as a Director, provided that such termination of service qualifies as separation from service, as defined in Code Section 409A(a)(2)(A)(i) and the regulatory guidance promulgated thereunder.
ARTICLE 2.
PARTICIPATION
2.01	Commencement of Participation. Each Director shall become a Participant of the Plan on the date the Director’s Deferral Election first becomes effective.
(a)	A Participant who is no longer a Director or who also becomes an employee of the Company or the Bank shall not be permitted to submit a Deferral Election and all Deferrals for such Participant shall cease as of the end of the Plan Year in which such Participant is determined to no longer be a Director or becomes an employee of the Company or the Bank.

(b)	Amounts credited to the Participant’s Account described in subsection (a) shall continue to be held, pursuant to the terms of the Plan and shall be distributed as provided in ARTICLE 6.
2.02	Deferral Continuance Retirement. On or after the first day of any Plan Year, a Participant’s Deferral Election with respect to that Plan Year shall be irrevocable. A Participant may change a Deferral Election by delivering to the Administrator a written revocation or modification of such election with respect to Fees that relate to services yet to be performed. The revocation or modification of the Deferral Election shall be effective as of the first day of the Plan Year following the date the Participant delivers the revocation or modification to the Administrator.
ARTICLE 3.
CONTRIBUTION
3.01	Deferrals.
(a)	The Company shall credit to the Participant’s Account an amount equal to the amount designated in the Participant’s Deferral Election for that Plan Year. Such amounts shall not be made available to such Participant, except as provided in ARTICLE 6, and shall reduce such Participant’s Fees from the Company or the Bank in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Company and the Bank as provided in ARTICLE 8.

(b)	Each Director shall deliver a Deferral Election to the Administrator before any Deferrals may become effective. Such Deferral Election shall be void with respect to any Deferral unless submitted before the beginning of the calendar year during which the amount to be deferred will be earned; provided, however, that in the year in which a Director is first eligible to participate, such Deferral Election shall be filed within thirty (30) days of the date on which a Director is first eligible to participate, respectively, with respect to Fees earned during the remainder of the calendar year.

(c)	Subject to the limitation set forth in Section 3.01, the Deferral Election shall remain effective until modified or revoked and will contain the following:
(i)	the Participant’s designation as to the amount of Fees to be deferred;

(ii)	the beneficiary or beneficiaries of the Participant; and

(iii)	such other information as the Administrator may require.
(d)	The maximum amount that may be deferred each Plan Year is one hundred percent (100%) of the Participant’s Fees.
3.02	Time of Contributions. Deferrals shall be credited to the Account of the appropriate Participant as of the Deferral Date.
ARTICLE 4.
VESTNG
4.01	Vesting of Deferrals. A Participant shall have a vested right to his Account attributable to Deferrals and any earnings on the investment of such Deferrals.
ARTICLE 5.
ACCOUNTS
5.01	Accounts. The Administrator shall establish and maintain a bookkeeping account in the name of each Participant. The Participant’s Account shall be credited with Units, as defined in Section 5.02(a). Each Participant’s Account shall be debited by any distributions made plus any federal, state and/or local tax withholding as may be required by applicable law. Distributions under ARTICLE 6 shall be equal to the Participant’s Account balance as of the date of the applicable distribution thereunder.

5.02	Investments, Gains and Losses.

(a)	The Participant’s Account will be credited with the hypothetical number of stock units (“Units”), calculated to the nearest thousandths of a Unit, determined by dividing the amount of the Deferrals on the Deferral Date by the average of the closing market price of the Company’s common stock as reported on the NASDAQ for the 20 trading days immediately preceding and including such date. The Participant’s Account will also be credited with the number of Units determined by multiplying the number of Unites in the Participant’s Account by any cash dividends declared by the Company on its common stock and dividing the product by the closing market price of the Company’s common stock as reported on the NASDAQ on the related dividend record date, and also by multiplying the number of Units in the Participant’s Account by any stock dividends declared by the Company on its common stock.

(b)	The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, distributions and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible.

(c)	The Participant’s Account, established pursuant to Section 5.01, will be valued by the Administrator on a yearly basis.

(d)	Any amounts contributed to a “Rabbi Trust” as provided in Section 8.02 shall be invested by the trustee of the Rabbi Trust in accordance with written directions from the Company. Such directions shall provide the trustee with the investment discretion to invest the above-referenced amounts within broad guidelines established by Administrator and Company as set forth therein.
ARTICLE 6.
DISTRIBUTIONS
6.01	Payment. Payment of a Participant’s Account shall commence as soon as administratively feasible immediately following the Participant’s Retirement, provided, however, that if a Participant, prior to commencing participation in the Plan and prior to any Deferrals being made, executes an irrevocable election to commence payments upon attainment of age sixty-five (65), payments shall commence as soon as administratively feasible immediately following the Participant’s attainment of age sixty-five (65). The Participant may elect, in writing, any one of the following forms of payment, provided that such election is delivered to the Administrator and is made at the time of the Deferral Election.
(a)	single lump-sum payment of the value of the Participant’s Account; or

(b)	substantially equal annual installments over a period of either five (5) years or ten (10) years.
6.02	Commencement of Payment upon Death or Change of Control.

(a)	Upon the death of a Participant, all amounts credited to his Account shall be paid in a single lump sum, as soon as administratively feasible, to his beneficiary or beneficiaries, as determined under ARTICLE 7.

(b)	Upon a Change of Control, all amounts credited to a Participant’s Account shall be paid in a single lump sum as of the date of the Change of Control, unless the Participant elects in Participant’s Deferral Election to receive payment in accordance with the Participant’s election described in Section 6.1 regardless of the occurrence of a Change of Control. In the case of such election, a Participant’s Retirement shall not be considered to have occurred for purposes of this Plan until the Participant’s Retirement from the Board of the board of the successor in interest to the Company or the Bank.
6.03	Form of Payment.
(a)	A Participant, former Participant, or deceased Participant’s beneficiary or legal representative may elect at any time to have any or all payouts, or remaining payouts, of the Participant’s Account paid out in cash or in shares of Company common stock. At any time before the end of the calendar year prior to termination of Board service, a Director may revise and supersede any or all of his or her previous elections with respect to the form of payment (cash or shares of common stock).

(b)	If a Participant’s Account is payable in cash and in installments, the amount of the first cash installment payment shall be a fraction of the Units in the Participant’s Account on the date of the initial installment payment, the numerator of which is one and the denominator of which is the total number of installments elected. Each subsequent installment shall be calculated in the same manner as of each subsequent annual payment except that the denominator shall be reduced by the number of installments which have been previously paid. The amount of cash payable for Deferrals accounted for as Unites based on Company common stock value will be paid, as described above, based on the number of Units in the Participant’s Account on the payment date multiplied by the average of the closing market price of the Company’s common stock as reported on the NASDAQ for the 20 trading days immediately preceding such date.

(c)	If a Participant’s Account is payable in Company common stock and in installments, the amount of the first installment payment shall be a fraction of the value of the Units in the Participant’s Account on the date of the initial installment which is the total number of installments elected. Each of each subsequent annual payment except that the denominator shall be reduced by the number of installments which have been previously paid. Except for the final installment payment, only whole shares shall be payable, and the value of any fractional share payable shall be retained in the Participant’s Account until the final installment payment, at which time the value of any fractional share payable shall be paid in cash, based on the fractional share multiplied by the average of the closing market price of the Company’s common stock as reported on the NASDAQ for the 20 trading days immediately preceding such date.
ARTICLE 7.
BENEFICIARIES
7.01	Beneficiaries. Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his beneficiary under the Plan. Such designation shall be made on a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or comment of any previously designated beneficiary, by amending his previous designation on a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s surviving spouse, if any, and, if none, to his estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.02	Lost Beneficiary.
(a)	All Participants and beneficiaries shall have to obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.

(b)	If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid to the co-beneficiary or secondary beneficiary designated by the Participant, or in the absence of a co-beneficiary or secondary beneficiary, to the Participant’s estate.
ARTICLE 8.
FUNDING
8.01	Prohibition Against Funding. Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Company and the

Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Company, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Company itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The Company shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.
8.02	Deposits. Notwithstanding paragraph 8.01, or any other provision of this Plan to the contrary, the Company may deposit any amounts it deems appropriate to pay the benefits under this Plan to a “Rabbi Trust” as established pursuant to Treasury Department Revenue Procedures 92-64 and 92-65.

8.03	Withholding of Director Deferrals. The Administrator is authorized to make any and all necessary arrangements with the Company in order to withhold the Participant’s Deferrals under Section 3.01 hereof from the Participant’s Fees. The Administrator shall determine the amount and timing of such withholding.
ARTICLE 9.
CLAIMS ADMINISTRATION
9.01	General. In the event that a Participant or his beneficiary does not receive any Plan benefit that is claimed, such Participant or beneficiary shall be entitled to consideration and review as provided in this ARTICLE 9.

9.02	Claim Review. Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth (in a manner calculated to be understood by the claimant):
(a)	The specific reason or reasons for denial of the claim;

(b)	A specific reference to the Plan provisions on which the denial is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	An explanation of the provisions of this Article.
9.03	Right of Appeal. A claimant who has a claim denied under Section 9.02 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section 9.03 must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 9.02.
9.04	Review of Appeal. Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Administrator shall issue a written decision, which shall be binding on all parties subject to Section 9.06 below. The decision shall be written in a manner calculated to be understood by the claimant and shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that if a hearing is held the decision may be issued within one hundred twenty (12) days after the appeal is filed.

9.05	Designation. The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.

9.06	Arbitration. Each and every dispute or controversy arising pursuant to the Plan or a Deferral Election shall, after exhaustion of the review procedure set forth in Section 9.04, be settled exclusively by arbitration, conducted before a single arbitrator sitting in Chicago, Illinois in accordance with the rules of JAMS then in effect. The costs and expenses of arbitration, including the fees of the arbitrators, shall recover as expenses all reasonable attorneys’ fees incurred by it in connection with the arbitration proceeding or any appeals therefrom.
ARTICLE 10.
GENERAL PROVISIONS
10.01	Administrator: The Administrator:
(a)	Is expressly empowered to limit the amount of Fees that may be deferred; to deposit amounts in accordance with Section 8.02 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Company it deems necessary to determine whether the Company would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b)	Shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c)	Shall be indemnified and saved harmless by the Company, if the Administrator is not the Company, from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.
10.02	No Assignment. Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.03	No Rights to Remain a Director. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained as a Director, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to removal as a Director to the same extent as if this Plan had never been adopted.

10.04	Incompetence. If the administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the administrator shall have the power to cause the payments becoming due to such person to be made to another for his benefit without responsibility of the Administrator to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Company and the Administrator, if the Administrator is not the Company.

10.05	Identify. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the company or the Administrator incident to such proceeding or litigation shall be charged against the Account of the affected Participant.
10.06	No Liability. No liability shall attach to or be incurred by any manager of the Company, or any Administrator under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

10.07	Expenses. All expenses incurred in the administration of the Plan, whether incurred by the Company or the Plan, shall be paid by the Company.

10.08	Insolvency. Should the Company be considered insolvent, the Company, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan, if the Company is not the Administrator. Upon receipt of such notice, the Administrator shall cease to make any payments to Participants who were directors or their beneficiaries and shall hold any and all assets attributable to the Company for the benefit of the general creditors of the Company.

10.09	Amendment and Termination.
(a)	Except as otherwise provided in this Section 10.09, the Board shall have the sole authority to modify, amend or terminate this Plan; provided, however, that any modification or termination of this Plan shall not reduce, without the consent of a Participant, a Participant’s right to any amounts already credited to his Account, or lengthen the time period for a payout from an established Account, on the day before the effective date of such modification or termination. Following such termination, payment of such credited amounts may be in a single sum payment if the Company so designates. Any such decision to pay in a single sum shall apply to all Participants.

(b)	Any funds remaining after the termination of the Plan, and satisfaction of all liabilities to Participants and others, shall be returned to the Company.
10.10	Company Determinations. Any determinations, actions or decisions of the Company (including but not limited to, Plan amendments and Plan termination) shall be made by the Board or a properly delegated committee thereof in accordance with its established procedures.

10.11	Construction. All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.12	Governing Law. This Plan shall be governed by, construed and administered in accordance with the laws of the State of Illinois, other than its laws respecting choice of law.

10.13	Headings. The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan, nor in any way shall they affect this Plan or the construction of any provision thereof.

10.14	Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.